Exhibit 99.1

Contacts:	Investors:	Media:
	Jennifer Good (203) 796-3701 (877) 736-9378	John Patteson Kekst and Company (212) 521-4800
PENWEST REPORTS FOURTH QUARTER AND YEAR END 2008
FINANCIAL RESULTS
Operating Costs Reduced by 30%
2009 Guidance for Revenues of $22 Million to $24 Million and for Net Loss of
$1 Million to $3 Million Reflects Increased Royalties from Opana® ER and
Lower Operating Costs
DANBURY, CT, March 4, 2009 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the fourth quarter and full year ended December 31, 2008. Compared with the fourth quarter of 2007, revenues increased sharply, operating expenses decreased by 30% and the Company’s net loss was significantly reduced to $0.07 per share.
The Company’s accomplishments in the fourth quarter included:
•	Increasing revenues to $5.1 million, which included $4.4 million in royalties recognized from Endo Pharmaceuticals Inc. on its net sales of Opana ER.

•	Entering into a second research and development agreement with Otsuka Pharmaceutical to develop a formulation of an Otsuka compound utilizing Penwest’s TIMERx® drug delivery technology. Under the terms of the agreement, Penwest will receive undisclosed up-front fees, reimbursements of research and development costs, and potential milestone and royalty payments.

•	Aggressively managing the Company’s operating costs, which resulted in a reduction in total operating expenses of $3.1 million, or 30%, compared with the fourth quarter of 2007.
Jennifer L. Good, President and Chief Executive Officer, said, “During the fourth quarter, Penwest continued to make progress in multiple areas. As anticipated, revenues from royalties on sales of Opana ER increased significantly. We were active in business development, with the signing of our second drug delivery deal with Otsuka and the initiation of our efforts to license Opana ER in territories outside the U.S. We also took significant steps on the drug development side, advancing the A0001 program into a Phase Ib trial for which we began dosing in the first quarter of 2009.
“At the same time, we continued to reduce expenses and closely manage our cash burn. As a result of our efforts, total operating expenses in the quarter decreased substantially compared with the fourth quarter of 2007. We continued those efforts in the first quarter of 2009, with a staff reduction in January. Our financial guidance for 2009 reflects these actions. Finally, we are intensely focused on successfully executing our business plan for 2009, which has well-defined goals and clear value milestones for our shareholders.”
Fourth Quarter 2008 Financial Results
Total revenues for the fourth quarter of 2008 were $5.1 million, compared with $872,000 for the fourth quarter of 2007. The increase was primarily due to $4.4 million of revenue recognized in the fourth quarter of 2008 for royalties from Endo on its sales of Opana ER. Partially offsetting this increased revenue was a decrease in royalties from Mylan Pharmaceuticals Inc. on Mylan’s sales of Pfizer Inc.’s 30 mg generic version of Procardia XL®.
The net loss for the fourth quarter of 2008 was $2.2 million, or $0.07 per share, compared with a net loss of $9.3 million, or $0.40 per share, for the fourth quarter of 2007.
Selling, general and administrative (SG&A) expenses were $2.4 million for the fourth quarter of 2008, compared with $3.4 million for the fourth quarter of 2007. The decrease of approximately $1.0 million was primarily attributable to lower legal expenses recorded in the fourth quarter of 2008, compared with the fourth quarter of 2007, as a result of the Company’s previously disclosed agreement with Endo regarding Endo bearing the legal costs for the generic Opana ER litigation, as well as lower stock-based compensation, market research expenses, and employee salaries and benefits expenses.
Research and product development (R&D) expenses were $4.2 million for the fourth quarter of 2008, compared with $6.5 million for the fourth quarter of 2007. The decrease of $2.3 million was primarily due to lower expenses in the fourth quarter of 2008 compared with the fourth quarter of 2007, reflecting lower expenses related to the development of nalbuphine ER, a decrease in contractual payments to Edison Pharmaceuticals, and lower compensation expense as a result of staff reductions.
As of December 31, 2008, Penwest had $16.7 million in cash, cash equivalents and marketable securities, compared with $23.0 million as of December 31, 2007, and $23.0 million as of September 30, 2008.
Year Ended December 31, 2008 Financial Results
Total revenues for the year ended December 31, 2008 were $8.5 million, compared with $3.3 million for the year ended December 31, 2007. The increase of $5.2 million was primarily due to royalties recognized from Endo on its sales of Opana ER, and increased revenues recognized in 2008 for licensing fees, and research and development reimbursements under two drug delivery collaborations involving the Company’s TIMERx technology. Partially offsetting those increased revenues was a decrease in royalties from Mylan on Mylan’s sales of Pfizer’s 30 mg generic version of Procardia XL in 2008, compared with 2007.
The net loss for the year ended December 31, 2008 was $26.7 million, or $0.89 per share, compared with a net loss of $34.5 million, or $1.48 per share, for the year ended December 31, 2007.

SG&A expenses were $12.1 million for the year ended December 31, 2008, compared with $14.3 million for the year ended December 31, 2007. The decrease of $2.2 million was primarily due to lower legal expenses, largely as a result of the Company’s agreement with Endo as it relates to the generic Opana ER litigation, as noted above, as well as lower stock-based compensation, facility-related costs and business insurance costs in 2008 compared with 2007. Partially offsetting these decreases was a $1.0 million reserve established in connection with a previously disclosed $1.0 million loan the Company made to Edison in the first quarter of 2008.
R&D expenses were $21.0 million for the year ended December 31, 2008, compared with $23.5 million for the year ended December 31, 2007. The decrease of $2.5 million was primarily due to lower expenses related to the development of nalbuphine ER and other early stage product candidates, as well as lower compensation expense due to staff reductions. Partially offsetting these lower expenses were increased expenses related to development work on A0001 and increased contractual payments to Edison under the related collaboration agreement.
2009 Financial Guidance and Goals
For the full year 2009, Penwest expects revenue to be in the range of $22 million to $24 million. The Company expects SG&A expense to be in the range of $9 million to $10 million, and R&D expense to be in the range of $12 million to $14 million. The Company expects its net loss for the year to be between $1 million and $3 million. This guidance for revenues and net loss is highly dependent upon projections that Penwest has received from Endo for 2009 sales of Opana ER.
The Company’s 2009 financial guidance is aligned with the Company’s clearly defined goals for the year, as previously announced, which include:
•	Maximizing the value of Opana ER, working closely with the Company’s marketing partner Endo Pharmaceuticals.

•	Advancing the development of A0001.

•	Monetizing the value of the Company’s proven drug delivery technologies and drug formulation expertise by executing at least two additional drug delivery deals.

•	Continuing to aggressively manage overhead and other costs to ensure that the Company’s infrastructure is sized appropriately to its priorities.
Conference Call and Webcast
Penwest will hold a conference call today at 11:00 am EST to review the Company’s financial results for the fourth quarter and year end 2008, operational developments and financial guidance for 2009.
The conference call will include remarks by Ms. Good and Mr. Frank Muscolo, Controller and Chief Accounting Officer. The dial-in numbers for the call are:
Domestic Telephone Number: 888-277-5064

International Telephone Number: 816-650-7863

The conference ID is: 85635367
Please dial in 10 minutes prior to the scheduled start time. The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com. The replay will be available until March 18, 2009.
About Penwest Pharmaceuticals
Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. Penwest is also applying its drug development and drug delivery expertise and technologies to the formulation of product candidates under licensing collaborations with partners.
Penwest Forward-Looking Statement
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER and risks of generic competition; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials; whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; risks relating to the potential disruption of the Company’s operations that could result from the staff reductions announced on January 22, 2009; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.
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Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Quarter Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007
Revenues:
Royalties	$4,807	$601	$6,805	$2,553
Product sales	104	177	685	519
Collaborative licensing and development revenue	207	94	1,044	236

Total revenues	5,118	872	8,534	3,308
Operating expenses:
Cost of revenues	438	208	1,438	605
Selling, general and administrative	2,410	3,428	12,052	14,260
Research and product development	4,245	6,510	21,041	23,561

Total operating expenses	7,093	10,146	34,531	38,426

Loss from operations	(1,975)	(9,274)	(25,997)	(35,118)
Investment income	35	322	541	1,770
Interest expense	(292)	(350)	(1,278)	(1,117)

Net loss	$(2,232)	$(9,302)	$(26,734)	$(34,465)

Basic and diluted net loss per common share	$(0.07)	$(0.40)	$(0.89)	$(1.48)

Weighted average shares of common stock outstanding	31,537	23,272	29,923	23,216

Other Information

	December 31, 2008	December 31, 2007
Cash, cash equivalents and marketable securities	$16,692	$22,973